UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2021

KENNEDY-WILSON HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33824	26-0508760
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 S El Camino Drive Beverly Hills, California	90212
(Address of principal executive offices)	(Zip Code)

(310) 887-6400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $.0001 par value	KW	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On March 15, 2021, Kennedy-Wilson, Inc. (the “Issuer”), a wholly owned subsidiary of Kennedy-Wilson Holdings, Inc. (the “Company”), completed a public offering of an additional $100.0 million aggregate principal amount of its 4.750% Senior Notes due 2029 (the “2029 Notes”) and an additional $100.0 million aggregate principal amount of its 5.000% Senior Notes due 2031 (the “2031 Notes” and, together with the 2029 Notes, the “Notes”). The 2029 Notes were issued at an offering price of 102.250% of principal amount and the 2031 Notes were be issued at an offering price of 102.000% of principal amount, in each case, plus accrued interest from February 11, 2021.

Each series of Notes was issued as additional notes under the indenture (the “Base Indenture”), dated as of March 25, 2014, between the Issuer and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture (each, a “Supplemental Indenture,” and each Supplemental Indenture, together with the Base Indenture, an “Indenture”), dated as of February 11, 2021, among the Issuer, the Guarantors and the Trustee, pursuant to which Kennedy Wilson previously issued $500 million aggregate principal amount of 4.75% Senior Notes due 2029 and $500 million aggregate principal amount of 5.00% Senior Notes due 2031 (together, the “Initial Notes”). The Indentures include customary agreements and covenants by the Company, the Issuer and the Guarantors. Each series of Notes is treated as a single series of securities with its corresponding series of Initial Notes for all purposes under the applicable Indenture and has the same CUSIP number as, and is fungible with, the applicable series of Initial Notes. Holders of each series of Notes and its corresponding series of Initial Notes will vote as one class under the applicable Indenture.

Interest on the Notes accrues at a rate of 4.750% per annum (in the case of the 2029 Notes) or 5.000% (in the case of the 2031 Notes) and is payable semi-annually in arrears on March 1 and September 1 of each year commencing on September 1, 2021. The Notes will mature on March 1, 2029 (in the case of the 2029 Notes) or March 1, 2031 (in the case of the 2031 Notes), unless earlier redeemed or repurchased.

At any time prior to March 1, 2024 (in the case of the 2029 Notes) or March 1, 2026 (in the case of the 2031 Notes), the Issuer may redeem the Notes of either series, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after March 1, 2024 (in the case of the 2029 Notes) or March 1, 2026 (in the case of the 2031 Notes), the Issuer may redeem the Notes of either series, in whole or in part, at redemption prices specified in the applicable Indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. Prior to March 1, 2024, the Issuer may redeem up to 40% of the Notes of either series from the proceeds of certain equity offerings at redemption prices specified in the applicable Indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. There is no sinking fund for the Notes.

Upon the occurrence of a change of control or certain delisting events, the Issuer will be required to make an offer to purchase all of the outstanding Notes of each series. The purchase price will be 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). In addition, in certain circumstances in connection with asset dispositions the proceeds of which are not applied in the manner set forth in the applicable Indenture, the Issuer will be required to use any excess proceeds to make an offer to purchase the Notes of the applicable series at a price equal to 100% of their principal amount, plus accrued and unpaid interest.

The Indentures also provide for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such Notes to become due and payable.

The foregoing descriptions of the Base Indenture and each Supplemental Indenture (including the form of certificate representing the Notes of each series) are summaries and are qualified in their entirety by the terms thereof included as Exhibit 4.1, 4.2 and 4.3 to the Company’s Current Report on Form 8-K filed on February 11, 2021.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

5.1	Opinion of Latham & Watkins LLP

5.2	Opinion of Kulik Gottesman Siegel & Ware LLP

23.1	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

23.2	Consent of Kulik Gottesman Siegel & Ware LLP (contained in Exhibit 5.2)

104	Cover Page Interactive Data File - The cover page interactive data file does not appear in the interactive data file because its XBRL tags are embedded within the inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNEDY-WILSON HOLDINGS, INC.

By:	/s/ JUSTIN ENBODY
Justin Enbody
Chief Financial Officer

Date: March 15, 2021